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                                                                    Exhibit (99)

   Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the
               Private Securities Litigation Reform Act of 1995
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       The Company wishes to identify the following important factors which could cause the Company's actual financial and operational results to differ materially from those included in any forward-looking statement made by, or on behalf of, the Company.

       (a) Increasing and changing governmental regulation in the health industry, including especially regulation concerning reimbursement and capital expenditures, which could cause health providers to curtail or defer investment in the Company's products or services;
       (b) Regulation of additional Company products as medical devices by the federal Food and Drug Administration, which could cause increases in the costs associated with developing and manufacturing such products and delays in marketing such products;
       (c) The Company's ability to keep pace with technological developments and to change its existing products or introduce new products to meet the evolving needs of its customers;
       (d) The Company's ability to protect its proprietary rights in its software;
       (e) Intense competition in the health information services and systems market, including increasing price competition; the entry of new competitors and the introduction of new products by new and existing competitors;
       (f) The frequency of termination or non-renewal of customer contracts, or renewal on less favorable terms;
       (g) Any interruption in the availability of Company resources necessary to provide the Company's software products and services;
       (h) Errors or bugs in software products, which could result in delays in delivery and market acceptance of the products;
       (i) Difficulties in installation of the Company's products, which could affect the Company's ability to fully realize its future revenues under contract;
       (j) The Company's ability to successfully integrate other business operations which it acquires;
       (k) The dependence of the Company on third party suppliers of software, hardware and technologies;
       (l) Exchange rate fluctuations and significant changes in interest rates and taxes.